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                                                                   Exhibit 10.71

Brown & Sharpe Manufacturing Company



                              September 26, 1995



Mr. Robert D. Batting
87 Meadow Road
Orchard Park, NY   14127

Dear Bob:

     This is an offer of employment with Brown & Sharpe Manufacturing Company as follows:

1.   POSITION

     Vice President, Measuring Systems, USA, reporting to me.

2.   SALARY

     Your annual base salary will be at the rate of $175,000 to be paid in twice-monthly installments. Future adjustments will be based on an annual performance review held at the close of each fiscal year.

3.   PRIMARY RESPONSIBILITIES

     As your initial assignment, you will have full responsibility for all activities of the U.S. Measuring Systems Division. Once on board, you may wish to restructure the organization, and I would expect you to recommend for my approval what changes you feel are appropriate, including possible new hires. The primary objective is to grow revenues, decrease costs, improve profitability, and assure on-time delivery of products that meet specified quality standards. You will work closely with me on overall long-range planning and strategy for the Measuring Systems business and the company.

4.   BONUS

     Participation in the Brown & Sharpe Profit Incentive Plan administered by the Salary Committee of the Board of Directors. You will be eligible for a bonus of up to 40% of base salary each fiscal year. This bonus award will be based both on your attainment of personal and division objectives, as well as the company's performance against annual corporate targets.


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5.   STOCK OPTIONS

     Upon your employment by the company, you will be granted options to purchase 50,000 shares of Brown & Sharpe stock under the company stock option plan. Such options will be exercisable at the price equal to the closing price of the common stock on the date on which the Salary Committee of the Board of Directors approves the grant of the stock option to you. Fifty percent of the options vest after two years, twenty-five percent after three years, and twenty-five percent after four years.

6.   SEVERANCE

     It is understood that the employment relationship may be terminated with or without cause by either party at any time. Should the company terminate your employment without cause, the company will continue to pay you at your then current base annual salary in monthly installments for one year following the date of termination subject to your not competing with any business of the company and its subsidiaries in any country the company is then doing business.

7.   RETIREMENT PROGRAM

     You will be included in a limited group of senior executives program for a "SERP" (Supplemental Executive Retirement Plan), now under definition. You will also participate in any supplemental plan or plans the Directors approve for key executives.

8.   BENEFITS

     You will be entitled to our standard management employee benefits.

9.   RELOCATION

     The company will reimburse you for all reasonable and necessary direct expenses related to moving your household and personal belongings from your current residence to a new home in the Providence area. In addition, the company will pay you a lump sum of $50,000 as reimbursement for all of the costs associated with your move, including, but not limited to, the broker's fee for selling your present residence and closing costs incurred with the purchase of a new one in this area.

10.  SIGNIFICANT CHANGE IN OWNERSHIP

     In the event of a significant change in ownership, all unvested options of company stock shall vest immediately.

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     This offer will expire one week from this date.  Please countersign this letter, confirming your start date, and return it to me as soon as possible. I look forward to having you as a member of the management team at Brown & Sharpe.

                                       Sincerely,



                                       Frank T. Curtin


Accepted:  ___________________         Date:_________________________
           Robert D. Batting

     I intend to start my employment with Brown & Sharpe on ___________________.

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